Exhibit 99.03

        , 2019

Offer to Exchange

5.750% Senior Notes due 2025, which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding 5.750% Senior Notes due 2025

144A Notes (CUSIP 18539U AA3 and ISIN US18539UAA34)

Regulation S Notes (CUSIP U1851T AA9 and ISIN USU1851TAA98)

of

CLEARWAY ENERGY OPERATING LLC

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON         , 2019 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY CLEARWAY ENERGY OPERATING LLC IN ITS SOLE DISCRETION.

To Brokers, Dealers, DTC Participants, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus, dated              , 2019, of Clearway Energy Operating LLC, a Delaware limited liability company (the “Issuer”), and a related Letter of Transmittal, that together constitute the Issuer’s offer to exchange (the “Exchange Offer”) up to $600,000,000 of 5.750% Senior Notes due 2025 (together with the guarantees thereof, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended, of the Issuer, for a like aggregate principal amount of outstanding 5.750% Senior Notes due 2025 (together with the guarantees thereof, the “Old Notes”), of the Issuer.

We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names.

Enclosed herewith are copies of the following documents for forwarding to your clients:

1.                                      the prospectus, dated             , 2019;

2.                                      a form of letter of transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

3.                                      a form of notice of guaranteed delivery to be used to accept the Exchange Offer if certificates and all other required documents are not immediately available or if time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date or if the procedure for book-entry transfer (including a properly transmitted agent’s message) cannot be completed on a timely basis; and

4.                                      instructions to a registered holder from the beneficial owner for obtaining your clients’ instructions with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Issuer will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer.

Please refer to “Exchange Offer—Procedures for brokers and custodian banks; DTC ATOP accounts” and “Exchange Offer—Guaranteed delivery procedures” in the prospectus for a description of the procedures which must be followed to tender Old Notes in the Exchange Offer.

Any inquiries you may have with respect to the Exchange Offer may be directed to the Exchange Agent at (877) 374-6010 or at the address set forth on the cover of the Letter of Transmittal. Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

/s/ Clearway Energy Operating LLC

Clearway Energy Operating LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.